Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-133895 on Form S- 4 of our report on the consolidated balance sheet of Affinion Group, Inc. (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the period from October 17, 2005 (commencement of operations) to December 31, 2005, and the combined balance sheet of Cendant Marketing Services Division (a division of Cendant Corporation) (the “Predecessor”) as of December 31, 2004 and related combined statements of operations, changes in combined equity, and cash flows for the period from January 1, 2005 to October 16, 2005, and for the years ended December 31, 2004 and 2003, dated March 17, 2006 (May 3, 2006 as to Note 23) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the Predecessor being a division of Cendant Corporation through October 17, 2005 and following the sale of the Predecessor to the Company it continued to enter into transactions with Cendant Corporation, and (2) the Predecessor prospectively adopting the fair value method of accounting for stock-based compensation on January 1, 2003) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Stamford, CT

July 17, 2006